Exhibit 10.11.3 Option Agreement with Colt Resources Inc. dated January 21, 2008

OPTION AGREEMENT

THIS  is made effective as of January 21, 2008.

BETWEEN:

ZAB RESOURCES INC. of Suite 100, 1255 West Pender Street, Vancouver, B.C.  V6E 2V1

(hereinafter referred to as "ZAB")

OF THE FIRST PART

AND:

COLT RESOURCES INC. of Suite 212, North Tower, 5811 Cooney Road, Richmond, B.C.  V6X 3M1

(hereinafter referred to as "COLT")

OF THE SECOND PART

A.

ZAB holds a 66% interest, and COLT holds the remaining 34% interest, in and to the undivided right, title and interest in certain mineral claims (collectively, the "Property") situated in the Kamloops Mining Division of the Province of British Columbia, as more particularly described in Schedule "A" hereto, subject only to the 1.5% NSR Royalty (the "Wells Royalty") determined and payable pursuant to the terms of the agreement dated March 26, 2004 between Bronx Ventures Inc. (as ZAB was then known) and Ronald. C. Wells;

B.

ZAB and COLT have formed a joint venture (the "Joint Venture") for purposes of exploring and developing the Property; and

C.

ZAB wishes to grant to COLT, and COLT wished to acquire from ZAB, an immediate, irrevocable and exclusive right and option (the "Option") to acquire ZAB's 66% interest in and to the undivided right, title and interest in the Property such that COLT will thereafter hold 100% of the undivided right, title and interest in the Property, subject only to the Wells Royalty, on the terms and conditions of this Option Agreement.

NOW THEREFORE, this Option Agreement witness that in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Number and gender.  Words importing the singular number shall include the plural and vice versa; words importing gender (or the lack thereof) shall include all genders of lack thereof interchangeably; words importing persons shall include corporations and other business enterprises and vice versa; and words importing a form of business enterprise includes all other forms of business enterprises interchangeably.

1.2

Currency.  Unless otherwise expressly stated, all references to currency in this Option Agreement are references to lawful currency of Canada.

1.3

Headings.  The use of headings in this Option Agreement and the schedules hereto are solely for ease of reference and shall not affect the interpretation or the construction of any provision hereof.

1.4

References.  Unless otherwise stated, a reference to an Article, Section or other organizational division shall refer to the respective Article, Section or other organizational division of this Option Agreement.

ARTICLE 2
GRANT OF OPTION

2.1

Option grant.  ZAB hereby grants to COLT the Option.

2.2

First tranche terms.  In order to exercise the first tranche of the Option and acquire from ZAB an additional 33% undivided right, title and interest in and to the Property, such that COLT will thereafter hold a 67% interest and ZAB will thereafter hold a 33% interest in and to the undivided right, title and interest in the Property, subject only to the Wells Royalty, COLT shall:

(a)

pay to ZAB the sum of $250,000 on or before January 31, 2008.

2.3

Second tranche terms.  In order to exercise the second tranche of the Option and acquire from ZAB the remaining 33% undivided right, title and interest in and to the Property, such that COLT will thereafter hold a 100% interest and ZAB will thereafter hold no interest in and to the undivided right, title and interest in the Property, subject only to the Wells Royalty and the ZAB Royalty (as defined below), COLT shall:

(a)

pay to ZAB the sum of $250,000 on or before December 31, 2008.

ARTICLE 3
EXERCISE OF OPTION

3.1

First tranche exercise.  Upon COLT paying to ZAB the sum of $250,000 within the time period set forth in section 2.2 of this Option Agreement:

(a)

COLT will be deemed to have exercised the first tranche of the Option and to have irrevocably acquired from ZAB an additional 33% undivided right, title and interest in the Property, subject only to the Wells Royalty;

(b)

COLT will become the operator of the Property; and

(c)

COLT will be solely responsible for all exploration and property expenditures in respect of the Property which are initiated and incurred by COLT from January 31, 2008 to December 31, 2008 (in other words, excluding all expenditures which were initiated, undertaken or otherwise approved by the Joint Venture prior to January 31, 2008).

3.2

Second tranche exercise.  Upon COLT paying to ZAB the sum of $250,000 within the time period set forth in section 2.3 of this Option Agreement:

(a)

COLT will be deemed to have exercised the second tranche of the Option and to have irrevocably acquired from ZAB the remaining 33% undivided right, title and interest in the Property, subject only to the Wells Royalty and the ZAB Royalty (as defined below);

(b)

ZAB will no longer have any working interest in the Property, and accordingly the Joint Venture shall be deemed terminated;

(c)

COLT will be deemed to have granted to ZAB, and will thereafter pay to ZAB, a 0.5% NSR Royalty (the "ZAB Royalty") determined and payable pursuant to the terms of Schedule "B" hereto; and

(d)

COLT will have the option, at any time and in its sole discretion, to purchase the ZAB Royalty for the sum of $500,000.

3.3

Failure to exercise first tranche.  In the event that COLT does not exercise the first tranche of the Option pursuant to section 3.1, this Option Agreement shall terminate and be of no further force and effect.

3.4

Failure to exercise second tranche.  In the event that COLT exercises the first tranche of the Option pursuant to section 3.1 but does not exercise the second tranche of the Option pursuant to section 3.2, this Option Agreement shall terminate and be of no further force and effect.  For greater certainty, in the event of the foregoing:

(a)

the parties shall continue to operate under and be bound by the terms of the Joint Venture except that COLT will thereafter hold an initial 67% interest and ZAB will thereafter hold an initial 33% interest in and to the Property;

(b)

the parties' deemed initial contributions towards the exploration costs of the Property for purposes of the Joint Venture will thereafter be:

(i)

the aggregate amount of the parties' exploration and property expenditures in respect of the Property incurred as at January 31, 2008; plus

(ii)

the aggregate amount of the parties' further exploration and property expenditures in respect of the Property incurred after January 31, 2008 in relation to any activities that were initiated, undertaken or otherwise approved by the Joint Venture before January 31, 2008; of which

(iii)

67% of such amount will be deemed to be Colt's initial contribution and 33% of such amount will be deemed to be Zab's initial contribution; and provided that

(c)

any additions to the Property during the Option Period (as defined below) pursuant to the provisions of Article 9 hereof shall thereafter further adjust the parties' calculation of their contributions to and interest in the Property in accordance with the dilution procedure of the Joint Venture.

ARTICLE 4
MATTERS RELATING TO THE PROPERTY

4.1

Possession and working right.  Subject to the exercise of the first tranche of the Option, between January 31, 2008 and December 31, 2008 (the "Option Period"), COLT shall be the operator of the Property and shall have the working right to enter on and conduct exploration and any other operations on the Property as COLT in its sole discretion may decide, including but not limited to the right:

(i)

to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as COLT shall deem necessary and proper; and

(ii)

to remove from the Property reasonable quantities of rocks, minerals, ores, metals, diamonds and other gems, and to transport them for the purposes of sampling, metallurgical testing and assaying.

4.2

Conduct of operations.  All operations conducted by either COLT or ZAB during the Option Period shall be in accordance with good exploration, development, mining and reclamation practice, and in compliance with all applicable legislation.

4.3

Maintenance of Property.  Subject to the exercise of the first tranche of the Option, during the Option Period, COLT shall carry out sufficient assessment or other work or pay sufficient fees in lieu of such work to maintain the Property in good standing, and shall pay any and all taxes, assessments and other charges lawfully levied or assessed against the Property, except for any part of the Property abandoned pursuant to Section 4.4.  COLT shall promptly transmit to ZAB any and all notices pertaining to any and all taxes, assessments and other charges lawfully levied or assessed against the Property.

4.4

Abandonment during Option.  Subject to the exercise of the first tranche of the Option, during the Option Period, COLT may at any time and from time to time abandon any one or more of the claims which comprise the Property.  In such event, COLT shall give ZAB notice in writing of such abandonment and the abandoned claims shall be transferred to ZAB free and clear of any and all defects, charges, liens and encumbrances of any nature and kind whatsoever and in good standing for a period of not less than one year from the date of delivery by COLT of the notice of abandonment.

4.5

Access to operations.  Subject to the exercise of the first tranche of the Option, during the Option Period, ZAB may, at its own risk and expense, and at reasonable times agreed to by COLT, enter on the Property and examine COLT's operations thereon, always provided that ZAB will not, in the opinion of COLT, interfere with same.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1

ZAB's representations and warranties.  ZAB represents and warrants to COLT that:

(a)

the Property is free and clear of any and all defects, charges, liens and encumbrances of any nature or kind whatsoever, whether written or oral, direct or indirect, other than pursuant to the Wells Royalty;

(b)

the Property is in good standing, free and clear of all assessments, taxes, charges, liens and encumbrances of any nature or kind whatsoever, whether written or oral, direct or indirect, other than pursuant to the Wells Royalty;

(c)

there are no actions, suits, claims, proceedings, litigation or investigations pending, or to the best of the ZAB's knowledge after due investigation, threatened, or any judgments outstanding and unsatisfied, against or affecting, any part or all of the Property;

(d)

no other person has any agreement or other right to acquire any interest in the Property;

(e)

to the best of ZAB's knowledge, information and belief, any and all previous work conducted on the Property by ZAB was conducted in compliance with all applicable laws;

(f)

it has the full and undisputed power, right and authority to enter into and deliver this Option Agreement, to perform and observe the covenants and conditions on its part to be performed and observed herein, and to deal with the Property as provided for in this Option Agreement;

(g)

all necessary approvals of its directors, officers, shareholders and others, and any further approvals that may be required in connection therewith, have been obtained to authorize the entering into and delivery of this Option Agreement and the taking of all actions required pursuant hereto by ZAB;

(h)

neither the execution or delivery of this Option Agreement, nor the performance or observance of the provisions hereof, will conflict with or result in the violation, contravention or breach of, or constitute or result in a default under:

(i)

the constating documents of ZAB or of any resolution of its directors or shareholders;

(ii)

any agreement, written or oral, to which ZAB may be a party or by which ZAB is or may be bound; or

(iii)

any of the terms and provisions of any law applicable to ZAB;

(i)

this Option Agreement has been duly executed and delivered by ZAB and it constitutes a valid, legal and binding agreement enforceable against ZAB in accordance with its terms; and

(j)

ZAB is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

5.2

COLT's representations and warranties.  COLT represents and warrants to ZAB that:

(a)

it has the full and undisputed power, right and authority to enter into and deliver this Option Agreement, to perform and observe the covenants and conditions or its part to be performed and observed herein, and to deal with the Property as provided for in this Option Agreement;

(b)

all necessary approvals of its directors, officers, shareholders and others, and any further approvals that may be required in connection therewith, have been obtained to authorize the entering into and delivery of this Option Agreement and the taking of all actions required pursuant hereto by COLT;

(c)

neither the execution or delivery of this Option Agreement, nor the performance or observance of the provisions hereof, will conflict with or result in the violation, contravention or breach of, or constitute or result in a default under:

(i)

the constating documents of COLT or of any resolution of its directors or shareholders;

(ii)

any agreement, written or oral, to which COLT may be a party or by which COLT is or may be bound; or

(iii)

any of the terms and provisions of any law applicable to COLT;

(d)

this Option Agreement has been duly executed and delivered by COLT and it constitutes a valid, legal and binding agreement enforceable against COLT in accordance with its terms; and

(e)

COLT is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

ARTICLE 6
DEFAULT AND TERMINATION

6.1

Event of Default and Termination by ZAB.  If COLT shall be in default in making any cash payments within the times required herein, ZAB shall be entitled to terminate this Option Agreement by giving written notice of such default to COLT and if COLT fails to remedy such default within thirty (30) days of such written notice.

6.2

Termination by COLT.  COLT shall be entitled to terminate this Option Agreement without further liability at any time by giving thirty (30) days written notice of termination to ZAB.

ARTICLE 7
FORCE MAJEURE

7.1

Force Majeure.  If COLT is prevented or delayed in complying with any provisions of this Option Agreement by reason of strikes, lockouts, labour shortages, power shortages, floods, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of COLT, the time limited for the performance of the various provisions of this Option Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay.  COLT, insofar as is possible, shall promptly give written notice to ZAB of the particulars of the reasons for any prevention or delay under this section and shall take all reasonable steps to remove the cause of such prevention or delay as soon as reasonably practicable, and shall give notice to ZAB as soon as such cause ceases to subsist.

ARTICLE 8
INDEMNITIES

8.1

Indemnity for ZAB.  COLT shall and does hereby indemnify and save harmless ZAB from and against any and all claims, suits or actions made or brought against ZAB as a result of work done by COLT on or in respect of the Property, always provided that ZAB shall not be indemnified for any claims, demands, actions, suits, proceedings, liabilities, losses, damages, costs, expenses, fees, fines, penalties, interests and deficiencies, injury or death resulting from the negligence or wilful misconduct of ZAB or its employees, servants, agents or contractors.

8.2

Mutual Indemnity. Each party hereto shall and does hereby indemnify and save harmless the other, as well as the other's directors, officers, employees, servants, agents, contractors and shareholders, from and against any and all claims, demands, actions, suits, proceedings, liabilities, losses, damages, costs, expenses, fees, fines, penalties, interests and deficiencies of any nature or kind whatsoever arising by virtue of or in respect of any inaccuracy, misstatement, misrepresentation, act or omission made by such party in connection with any matter set out herein, and any and all claims, demands, actions, suits, proceedings, liabilities, losses, damages, costs, expenses, fees, fines, penalties, interests and deficiencies of any nature or kind whatsoever related or incidental thereto.

8.3

Survival of Indemnities. Notwithstanding any other provision of this Option Agreement, the indemnities provided herein shall remain in full force and effect until all possible liabilities of the persons indemnified thereby are extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by such indemnified persons from any other person.

8.4

No Waiver. No investigation made by or on behalf of either of the parties hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other party herein or pursuant hereto.  No waiver by either of the parties hereto of any provision herein, in whole or in part, shall operate as a waiver of any other provision herein.

ARTICLE 9
AREAS OF COMMON INTEREST

9.1

Area of Interest.  The area of common interest shall be deemed to comprise that area which is included within one (1) kilometre from the outermost boundary of the mineral claims which constitute the Property.

9.2

Acquisition of Claims. If at any time during the subsistence of this Option Agreement any party (the "Acquiring Party") stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, license, lease, grant, concession, permit, patent or other mineral property located wholly or partly within the area of interest referred to in section 9.1, the Acquiring Party shall forthwith give notice to the other party of that staking or acquisition, the total cost thereof and all details in the possession of that party with respect to the details of the acquisition, the nature of the property and the known mineralization.

9.3

Offer to Other Party.  The other party (the "Offeree Party") may, within 30 days of receipt of the Acquiring Party's notice, elect, by notice to the Acquiring Party, to require that the mineral properties and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Option Agreement.

9.4

Reimbursement of Expenses.  If the election aforesaid is made, and ZAB is the Acquiring Party, COLT shall reimburse ZAB for the costs of acquisition and such costs shall be deemed to be exploration expenditures of COLT pursuant to this Option Agreement and the Joint Venture.  If the election aforesaid is made and COLT is the Acquiring Party, ZAB shall not be required to reimburse COLT for the costs of acquisition but such costs shall be deemed to be exploration expenditures of COLT pursuant to this Option Agreement and the Joint Venture.

9.5

Failure to Elect.  If the Offeree Party does not make the election aforesaid within that period of 30 days, the right or interest acquired shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

ARTICLE 10
GENERAL

10.1

Notices.  All notices, communications and other documents required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by prepaid registered mail or facsimile transmission (with confirmed receipt) to the recipient as follows:

(a)

in the case of ZAB:

ZAB RESOURCES INC.
Suite 100, 1255 West Pender Street
Vancouver, BC  V6E 2V1
Facsimile No. (604) 681-9428

(b)

in the case of COLT:

COLT RESOURCES INC.
Suite 212, North Tower
5811 Cooney Road
Richmond, BC  V6X 3M1
Facsimile No. (604) 278-4430

and shall be deemed to be validly given and received (i) if personally delivered or sent by facsimile transmission (with confirmed receipt), on the date of delivery or transmission if delivered or transmitted during normal business hours and on the next business day following the date of delivery or transmission if delivered or transmitted after normal business hours; and (ii) if sent by prepaid registered mail, on the date which is five (5) business days after the date of mailing excluding all days in which postal service is disrupted.  Either party may from time to time change its address by notice to the other in accordance with this Section.

10.2

Entire agreement.  This Option Agreement sets forth the entire agreement between the parties, and any persons who have in the past or who are now representing either of the parties, with respect to the subject matter hereof and supersedes all prior communications, understandings and agreements between the parties or any of them with respect to the subject matter hereof.

10.3

Further Assurances.  Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments and assurances, and to do such further acts and things, as may be necessary or desirable to give effect to this Option Agreement, including but not limited to such as may be required for registering or recording changes in the ownership interests in the Property.

10.4

Assignment.  During the currency of the Option, either party may assign or otherwise transfer all or part of its interest in and to this Option Agreement to any third party.  Any assignment shall be subject to the assignee entering into an agreement, in form and substance satisfactory to counsel for the other party, to be bound by this Option Agreement.

10.5

Encumbrances.  During the currency of the Option, the parties shall not pledge, mortgage, charge or otherwise encumber their rights and obligations under this Option Agreement or their beneficial interest in and to the Property without the consent of the other party, which consent shall not be unreasonably withheld.

10.6

Enurement.  This Option Agreement shall enure to the benefit of and be binding on the parties and their respective executors, heirs, administrators, successors and permitted assigns.

10.7

Confidentiality.  The parties agree to maintain the highest level of confidentiality with respect to this Option Agreement and all matters relating to the Property, except for matters required to be publicly disclosed by law or the rules or policies of any regulatory authority, stock exchange or quotation system.

10.8

Governing law.  This Option Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.  The parties agree that the courts of British Columbia shall have sole jurisdiction to entertain any action or other legal proceedings based on any provisions of this Option Agreement, and the parties agree to attorn to the jurisdiction of such courts.

10.9

Construction.  This Option Agreement has been negotiated and approved by counsel on behalf of each of the parties hereto and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship thereof.

10.10

Counterparts and delivery.  The parties may execute this Option Agreement in counterparts and deliver same by facsimile, each facsimile being deemed to be an original and such counterparts, if any, being deemed to form one and the same instrument bearing the date set forth above notwithstanding the date of actual execution.

10.11

Time.  Time shall be of the essence hereof.

IN WITNESS WHEREOF the parties have executed this Option Agreement as of the date first above written.

ZAB RESOURCES INC.

Per:

Authorized Signatory

COLT RESOURCES INC.

Per:

Authorized Signatory

Schedule "A"

* * * * *

Claim Name	Old Tenure Number	New Tenure Number	Expiry Date
Extra High 1-2	376044-45	510214	2016/APR/02
Extra High 3	376046	510215	2016/APR/02
Extra High 4	376047	510214	2016/APR/02
Extra High 5	409315	510215	2016/APR/02
Extra High 6	376049	510215	2016/APR/02
Extra High 7	409316	510215	2016/APR/02
Extra High 8	376051	510306	2016/APR/02
Extra High 9	376610	509969	2016/APR/02
Extra High 10	409317	509969	2016/APR/02
Extra High 11	376612	509969	2016/APR/02
Extra High 12	409318	509969	2016/APR/02
Extra High 13	376614	509969	2016/APR/02
Extra High 14	409319	509969	2016/APR/02
Extra High 15	376616	509969	2016/APR/02
Extra High 16	409320	509969	2016/APR/02
Extra High 17	409321	510214	2016/APR/02
Extra High 18	409322	510213	2016/APR/02
Extra High 19	409323	509969	2016/APR/02
Extra High 20	410439	510306	2016/APR/02
Extra High 21	409324	510215	2016/APR/02
Extra High 22	409325	509963	2016/APR/02
Extra High 23-25	409326-28	510215	2016/APR/02
Extra High 26-27	409329-30	509949	2016/APR/02

Claim Name	Old Tenure Number	New Tenure Number	Expiry Date
Extra High 28 -29	409331-32	509969	2016/APR/02
Extra High 30 31	409333-34	509961	2016/APR/02
Extra High 32 35	410440-43	509956	2016/APR/02
Superhigh #1	N/A	509952	2016/MAR/31
Superhigh#2	N/A	520184	2016/MAR/31
Superhigh#3	N/A	520186	2016/MAR/31

Schedule "B"

* * * * *

1.

For the purposes of this Option Agreement, "net smelter returns" means the amount paid or credited by a smelter or other buyer in respect of the sale of ore, ore concentrates, minerals and metals from the Property after deduction of the sum of:

(a)

smelter and/or refining charges;

(b)

government imposed production and value-added taxes (excluding taxes on income);

(c)

ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates; and

(d)

all transportation and insurance costs which may be incurred in connection with the transportation of ore, metals, minerals or concentrates.

2.

Payment of the NSR Royalty shall be made quarterly within 45 days after the end of each fiscal quarter of the party paying the NSR Royalty (the "Payor") in which net smelter returns are received and shall be accompanied by unaudited financial statements pertaining to the operations carried out on the Property.  If requested by the party receiving the NSR Royalty (the "Payee") within 90 days after the end of each fiscal year of the Payor, the Payee or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of the Payor related to net smelter returns to determine the accuracy of the payments made by the Payor to the Payee, but shall not have access to any other books or records of the Payor.  The audit shall be conducted by an independent chartered or certified public accountant of recognized standing mutually acceptable to the Payor and the Payee.  The Payor shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for the purposes of audit and resolution of any disputes related to the NSR Royalty.  A copy of the Payee's report shall be delivered to the Payor upon completion, and any discrepancy between the amount actually paid by the Payor and the amount which should have been paid according to the Payee's report shall be paid forthwith, by one party to the other.  In the event that the said discrepancy is to the detriment of the Payee and exceeds 5% of the amount actually paid by the Payor, then the Payor shall pay the entire cost of the audit.